Exhibit 99.1

News Release

Contact

Dianne VanBeber

Vice President, Investor Relations

dianne.vanbeber@intelsat.com

+1 703 559 7406 (o)

+1 703 627 5100 (m)

Intelsat Announces Fourth Quarter and Full-Year 2019 Results

•	Fourth quarter revenue of $517 million; full-year 2019 revenue of $2,061 million

•	Fourth quarter net loss attributable to Intelsat S.A. of $115 million; full-year 2019 net loss attributable to Intelsat S.A. of $914 million

•	Fourth quarter Adjusted EBITDA of $371 million or 72 percent of revenue; full-year 2019 Adjusted EBITDA of $1,481 million or 72 percent of revenue

•	Intelsat issues 2020 Guidance

Luxembourg, 20 February 2020

Intelsat S.A. (NYSE: I), today announced financial results for the three months and full-year ended December 31, 2019.

Intelsat reported total revenue of $517.0 million and net loss attributable to Intelsat S.A. of $115.0 million for the three months ended December 31, 2019. For the year ended December 31, 2019, Intelsat reported total revenue of $2,061.5 million and net loss attributable to Intelsat S.A. of $913.6 million.

Intelsat reported EBITDA1, or earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization, of $356.0 million and Adjusted EBITDA1 of $371.3 million, or 72 percent of revenue, for the three months ended December 31, 2019. Free cash flow from operations1 was $70.2 million.

For the year ended December 31, 2019, Intelsat reported EBITDA of $1,012.8 million and Adjusted EBITDA of $1,481.5 million, or 72 percent of revenue. Free cash flow from operations was $38.8 million.

Intelsat’s Chief Executive Officer, Stephen Spengler, said, “We delivered on our 2019 plan, exceeding our guidance for full-year revenue and Adjusted EBITDA. Our fourth quarter results reflect the contributions of our new satellites as well as growing revenue streams generated by our Flex managed services, benefitting our network services business. Our media business signed a significant new direct-to-home television customer contract in Asia, while the government services business achieved important renewals that will support its stability in 2020.

Spengler concluded, “The draft order issued by the Federal Communications Commission on February 7, 2020 was a major event in the C-band proceeding. Our near-term focus is on improving the draft order proposed by the FCC, obtaining changes that would allow us to quickly clear spectrum to support 5G deployments in the U.S. while protecting the video services on which nearly 120 million American homes rely.”

Fourth Quarter and Full-Year 2019 Business Highlights

Intelsat provides critical communications infrastructure to customers in the network services, media and government sectors. Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and fixed and mobile government applications.

Network Services

Network services revenue was $200.2 million (or 39 percent of Intelsat’s total revenue) for the three months ended December 31, 2019, a decrease of 1 percent compared to the three months ended December 31, 2018. The network services fourth quarter 2019 result included $7.5 million in reduced revenue related to the loss of Intelsat 29e.

Network services revenue was $770.4 million (or 37 percent of Intelsat’s total revenue) for the year ended December 31, 2019, a decrease of 3 percent compared to the year ended December 31, 2018. The network services full-year result included $22.6 million in reduced revenue related to the loss of Intelsat 29e.

Media

Media revenue was $210.6 million (or 41 percent of Intelsat’s total revenue) for the three months ended December 31, 2019, a decrease of 9 percent compared to the three months ended December 31, 2018.

Media revenue was $883.0 million (or 43 percent of Intelsat’s total revenue) for the year ended December 31, 2019, a decrease of 6 percent compared to the year ended December 31, 2018.

Government

Government revenue was $96.0 million (or 19 percent of Intelsat’s total revenue) for the three months ended December 31, 2019, a decrease of 2 percent compared to the three months ended December 31, 2018.

Government revenue was $378.3 million (or 18 percent of Intelsat’s total revenue) for the year ended December 31, 2019, a decrease of 3 percent compared to the year ended December 31, 2018.

Average Fill Rate

Intelsat’s average fill rate at December 31, 2019 on our approximately 1,800 36 MHz equivalent station-kept wide-beam transponders was 78 percent, reflecting the entry into service of a new satellite, discussed below. This compares to an average fill rate at September 30, 2019 of 80 percent on 1,750 transponders. In addition, at December 31, 2019 our fleet included approximately 1,200 36 MHz equivalent transponders of high-throughput Intelsat Epic capacity, reflecting no change from the prior quarter.

Satellite Launches and Fleet Update

Intelsat had no satellite launches in the fourth quarter of 2019. The previously launched Intelsat 39 entered into service on October 14, 2019. Intelsat 39 provides connectivity services for mobile network operators, enterprises and governmental entities, as well as aeronautical and maritime mobility service providers operating in the Europe, Africa, Middle East and Asia-Pacific regions.

On October 9, 2019, Northrop Grumman’s in-space servicing vehicle, Mission Extension Vehicle 1, or MEV-1, successfully launched with a goal of becoming the world’s first instance of on-orbit satellite servicing. The inaugural mission of MEV-1 is currently underway, featuring a historic space rendezvous and docking with Intelsat 901. The MEV-1 service is expected to provide an extension of the service life of Intelsat 901 of up to five years.

Contracted Backlog

At December 31, 2019, Intelsat’s contracted backlog, representing expected future revenue under existing contracts with customers, was $7.0 billion, as compared to $7.2 billion at September 30, 2019.

C-band Proceeding at the U.S. Federal Communications Commission (“FCC”)

On November 18, 2019, the FCC announced a decision to pursue a public auction of the C-band spectrum currently licensed to Intelsat and other satellite operators, a change from the private market solution for which Intelsat had been advocating over the past two years.

Subsequent to year-end 2019, on February 7, 2020, the FCC issued its draft order in the C-band proceeding. The draft order sets forth proposed acceleration incentive payments to certain C-band satellite operators of $9.7 billion, of which Intelsat would receive $4.85 billion, payable in two tranches. The draft order also outlines a cost reimbursement framework that would apply to the various stakeholders in the proceeding, as well as technical specifications and other elements.

Our near-term focus is on successfully improving the draft order proposed by the FCC while preserving all our rights. There can be no assurance that the FCC will accept any of our proposed changes to the order. The next major event in this proceeding is the vote of the FCC on a final order, which is currently scheduled to occur on February 28, 2020. The final order could be issued later that day.

Financial Results for the Three Months Ended December 31, 2019

Total revenue for the three months ended December 31, 2019 decreased by $25.8 million to $517.0 million, or 5 percent as compared to the three months ended December 31, 2018. By service type, our revenues increased or decreased due to the following:

Total On-Network Revenues decreased by $33.2 million, or 7 percent, to $454.5 million as compared to the three months ended December 31, 2018 due to the following:

•

Transponder services reported an aggregate decrease of $32.7 million, primarily due to a $15.8 million decrease in revenue from media customers, a $12.7 million decrease in revenue from network services customers and a $4.2 million decrease in revenue from government customers. The decline from media customers was primarily due to a reduction in revenue from direct-to-home services delivered in Eastern Europe and non-renewals of distribution services in Latin America and North America. The decline in network services was primarily due to non-renewals and service contractions for enterprise and wireless infrastructure applications, primarily for services delivered in Latin America, including $8.2 million of lower revenue stemming from the loss of the Intelsat 29e satellite, a portion of which moved to off-network transponder services. These network services declines were offset in part by increased revenues in the Asia-Pacific region supporting telecommunications infrastructure applications. The decline in on-network government services was primarily due to a reclassification of a new service from on-network to off-network, described further below.

•

Managed services reported an aggregate decrease of $0.1 million. Managed services for network services customers increased by $7.1 million, related to new revenues from trunking applications and mobility services. These increases were partially offset by decreases of $4.8 million for media services, primarily related to an early contract termination reported in the third quarter of 2019, and $3.9 million resulting from the Intelsat 29e satellite loss. Managed services for government customers declined by $2.4 million, primarily resulting from non-renewals earlier in 2019 and lower pricing related to 2018 contract renewals.

Total Off-Network and Other Revenues increased by $7.4 million, or 13 percent, to $62.4 million, as compared to the three months ended December 31, 2018 due to the following:

•

Transponder, MSS and other Off-Network services revenues increased by an aggregate of $8.0 million to $48.9 million, primarily due to a $3.7 million aggregate increase in off-network services for government applications, inclusive of the reclassification of a service from on-network, and a net $4.3 million increase in revenue from network services customers, largely due to a $4.6 million increase in revenues from off-network services used for restoration following the loss of the Intelsat 29e satellite.

•	Satellite-related services reported a decrease of $0.6 million to $13.5 million, primarily due to a decline in professional services provided in support of third-party launch missions.

Direct costs of revenue (excluding depreciation and amortization) increased by $12.0 million, or 14 percent, to $100.6 million for the three months ended December 31, 2019, as compared to the three months ended December 31, 2018. The increase was primarily due to an increase of $14.2 million in costs incurred in connection with two uncapitalized satellites that entered into service in 2019, as well as an increase of $4.6 million in third-party capacity costs incurred as part of the Intelsat 29e customer restoration process. Direct costs of revenue also increased by $2.6 million due to staff-related expenses. These increases were partially offset by a decrease of $7.5 million in costs largely due to a reduction in revenue share payable related to one of our joint venture satellites, and an aggregate decrease of $3.4 million in third-party costs related to our satellite-related services and network services business.

Selling, general and administrative expenses increased by $10.9 million, or 23 percent, to $58.7 million for the three months ended December 31, 2019, as compared to the three months ended December 31, 2018. The increase was primarily due to an increase of $5.0 million in staff-related expenses, an increase of $4.6 million in bad debt expense largely related to certain customers in the Europe and Africa regions, and an increase of $2.3 million in sales and marketing expenses. These increases were partially offset by a decrease of $2.3 million in professional fees largely due to higher costs incurred in 2018 relating to liability and tax management initiatives.

Depreciation and amortization expense decreased by $12.3 million, or 7 percent, to $161.8 million for the three months ended December 31, 2019, as compared to the three months ended December 31, 2018, primarily due to a decrease of $9.2 million in depreciation expense due to the write-off of Intelsat 29e, and a decrease of $7.4 million in depreciation expense due to the timing of certain satellites becoming fully depreciated. The decreases were partially offset by an increase of $3.1 million in depreciation expense resulting from the impact of a satellite placed in service in 2019 and an increase of $2.1 million in depreciation expense resulting from the impact of certain ground segment assets placed in service.

Interest expense, net consists of the gross interest expense we incur, together with gains and losses on interest rate cap contracts we hold (which reflect the change in their fair value), offset by interest income earned and the amount of interest we capitalize related to assets under construction. As of December 31, 2019, we held interest rate cap contracts with an aggregate notional amount of $2.4 billion to mitigate the risk of interest rate increases on the floating-rate term loans under our senior secured credit facilities. The interest rate cap contracts have not been designated as hedges for accounting purposes.

Interest expense, net decreased by $7.1 million, or 2 percent, to $319.9 million for the three months ended December 31, 2019, as compared to $327.0 million for the three months ended December 31, 2018. The decrease was principally due to:

•	a decrease of $17.6 million corresponding to a lower relative decrease in fair value of the interest rate cap contracts in the fourth quarter of 2019; and

•	a decrease of $2.8 million resulting from increased interest income largely due to higher cash balances; partially offset by

•	a net increase of $10.0 million primarily resulting from our refinancing activities in 2018 and incremental debt raise in 2019; and

•	an increase of $4.4 million from lower capitalized interest, primarily resulting from decreased levels of satellites and related assets under construction.

The non-cash portion of total interest expense, net was $41.0 million for the three months ended December 31, 2019, primarily consisting of interest expense related to the significant financing component identified in customer contracts, amortization and accretion of discounts and premiums, amortization of deferred financing fees, and the gain resulting from the increase in fair value of the interest rate cap contracts we hold.

Loss on early extinguishment of debt. No gain or loss on early extinguishment of debt was recognized for the three months ended December 31, 2019, as compared to a loss of $17.8 million for the three months ended December 31, 2018, consisting of the difference between the carrying value of debt repurchased and the total cash amount paid (including related fees and expenses), together with a write-off of unamortized debt issuance costs and debt discount and premium.

Other income (expense), net was $1.7 million of income expense, net for the three months ended December 31, 2019, as compared to other income, net of $2.2 million for the three months ended December 31, 2018. Other expense, net for the three months ended December 31, 2019 primarily consisted of a net loss of $7.3 million related to a change in value of certain investments in third parties and loans held-for-investment in 2019 with no comparative amounts in 2018, partially offset by higher foreign exchange rate fluctuation gains of $1.6 million mainly related to our business conducted in Brazilian reais and an increase of $1.8 million in other miscellaneous income not associated with our core operations.

Benefit from income taxes was $11.3 million for the three months ended December 31, 2019, as compared to an immaterial provision for income taxes for the three months ended December 31, 2018. The increase in tax benefit was principally attributable to a decrease in valuation allowance recorded for our U.S. subsidiaries, partially offset by the application of final regulations released by the U.S. Department of Treasury and the U.S. Internal Revenue Service related to the Base Erosion and Anti-Abuse Tax (“BEAT”).

Cash paid for income taxes, net of refunds, totaled $3.4 million and $24.3 million for the three months ended December 31, 2018 and 2019, respectively.

Net Income, Net Income per Diluted Common Share attributable to Intelsat S.A., EBITDA and Adjusted EBITDA

Net loss attributable to Intelsat S.A. was $115.0 million for the three months ended December 31, 2019, compared to a net loss of $111.3 million for the same period in 2018.

Net loss per diluted common share attributable to Intelsat S.A. was $0.81 for each of the three months ended December 31, 2018 and 2019.

EBITDA was $356.0 million for the three months ended December 31, 2019, compared to $408.6 million for the same period in 2018, reflecting lower revenue and higher operating costs, as described above.

Adjusted EBITDA was $371.3 million for the three months ended December 31, 2019, or 72 percent of revenue, compared to $417.9 million, or 77 percent of revenue, for the same period in 2018, reflecting lower revenue and higher operating costs, as described above.

Free Cash Flow From Operations

Net cash provided by operating activities was $92.1 million for the three months ended December 31, 2019. Free cash flow from operations was $70.2 million for the same period. Free cash flow from (used in) operations is defined as net cash provided by operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment from investing activities, net during the three months ended December 31, 2019 were $27.6 million, and other proceeds from satellites were $5.6 million.

Financial Outlook 2020

Revenue Guidance: We expect full-year 2020 revenue in a range of $1.930 billion to $1.980 billion.

Adjusted EBITDA Guidance: Intelsat forecasts Adjusted EBITDA performance for the full-year 2020 to be in a range of $1.340 billion to $1.390 billion. This reflects trends relating to the lower revenue and increased direct costs of revenue, staff and marketing costs outlined above.

Capital Expenditure Guidance: Intelsat issued its 2020 capital expenditure guidance for the three calendar years 2020-2022 (the “Guidance Period”). Over the next several years we are in a cycle of lower required investment, due to timing of replacement satellites and increased capital efficiency of satellites being built.

We expect the following capital expenditure ranges:

•	2020: $200 million to $250 million;

•	2021: $225 million to $300 million; and

•	2022: $225 million to $325 million.

Our capital expenditure guidance includes capitalized interest. Capitalized interest is expected to average approximately $20 million annually during the Guidance Period.

Intelsat currently has five satellites covered by our 2020 to 2022 capital expenditure plan, two of which are in the design and manufacturing phase. For the remaining three satellites, no manufacturing contracts have yet been signed. During the Guidance Period, we plan for an increased proportion of our capital expenditures to be invested in ground infrastructure and tools needed to enhance our delivery of managed services.

Our capital expenditure plan excludes satellites which we may be required to build should certain aspects of our C-band proposal to the FCC be adopted.

By the conclusion of the Guidance Period at the end of 2022, the net number of transponder equivalents is expected to increase by a compound annual growth rate (“CAGR”) of approximately 1 percent, reflecting the net activity of satellites entering and leaving service during the Guidance Period. Capital expenditure incurrence is subject to the timing of achievement of contract, satellite manufacturing, launch and other milestones.

Cash Taxes: We expect cash taxes to range from $30 million to $40 million annually.

[1]

In this release, financial measures are presented both in accordance with U.S. GAAP and also on a non-U.S. GAAP basis. EBITDA, Adjusted EBITDA (or AEBITDA), free cash flow from (used in) operations and related margins included in this release are non-U.S. GAAP financial measures. Please see the consolidated financial information below for information reconciling non-U.S. GAAP financial measures to comparable U.S. GAAP financial measures.

Conference Call Information

Intelsat management will hold a public conference call at 8:30 a.m. ET on Thursday, February 20, 2020 to discuss the Company’s financial results for the fourth quarter and full-year 2019. Access to the live conference call will also be available via the Internet at www.intelsat.com/investors. To participate on the live call, participants should dial +1 844-834-1428 from North America, and +1 920-663-6274 from all other locations. The participant pass code is 4488046.

Participants will have access to a replay of the conference call through February 27, 2020. The replay number for North America is +1 855-859-2056, and for all other locations is +1 404-537-3406. The participant pass code for the replay is 4488046.

About Intelsat

As the foundational architects of satellite technology, Intelsat S.A. (NYSE: I) operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine Here, with us, at Intelsat.com.

Intelsat Safe Harbor Statement:

Some of the information and statements contained in this earnings release and certain oral statements made from time to time by representatives of Intelsat constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this earnings release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: our belief as to the likelihood of the cause of the failure of Intelsat 29e occurring on our other satellites; our guidance regarding our expectation that the launches of our satellites in the future will position us for growth; our plans for satellite launches in the near to mid-term; our intention to maximize the value of our spectrum rights; our expectations as to the timing and content of a final U.S. Federal Communications Commission ruling with respect to the C-band proceeding; our expectations as to the timing of any related auction and our receipt of proceeds in connection with any such auction; our guidance regarding expectations for our revenue and Adjusted EBITDA performance; our capital expenditure guidance and cash tax expectations over the next several years; our belief that the scale of our fleet can reduce the financial impact of any satellite anomalies or launch failures and protect against service interruptions; our belief that the diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions; our belief that developing differentiated services and investing in related software- and standards-based technology will allow us to unlock opportunities that are essential to providing global broadband connectivity; and our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders.

The forward-looking statements reflect Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; our ability to access capital markets for debt or equity; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks described in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2019, and its other filings with the U.S. Securities and Exchange Commission, the political, economic, regulatory and legal conditions in the markets we are targeting for communications services or in which we operate, and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share amounts)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019
	(unaudited)	(unaudited)		(unaudited)
Revenue	$542,771	$516,951	$2,161,190	$2,061,465
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	88,516	100,558	330,874	406,153
Selling, general and administrative	47,805	58,655	200,857	226,918
Depreciation and amortization	174,076	161,795	687,589	658,233
Satellite impairment loss	—	—	—	381,565

Total operating expenses	310,397	321,008	1,219,320	1,672,869

Income from operations	232,374	195,943	941,870	388,596
Interest expense, net	326,993	319,866	1,212,374	1,273,112
Loss on early extinguishment of debt	(17,751)	—	(199,658)	—
Other income (expense), net	2,161	(1,704)	4,541	(34,078)

Loss before income taxes	(110,209)	(125,627)	(465,621)	(918,594)
Provision for (benefit from) income taxes	150	(11,268)	130,069	(7,384)

Net loss	(110,359)	(114,359)	(595,690)	(911,210)
Net income attributable to noncontrolling interest	(987)	(600)	(3,915)	(2,385)

Net loss attributable to Intelsat S.A.	$(111,346)	$(114,959)	$(599,605)	$(913,595)

Net loss per common share attributable to Intelsat S.A.:
Basic	$(0.81)	$(0.81)	$(4.63)	$(6.51)
Diluted	$(0.81)	$(0.81)	$(4.63)	$(6.51)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

($ in thousands)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019
Net loss	$(110,359)	$(114,359)	$(595,690)	$(911,210)
Add:
Interest expense, net	326,993	319,866	1,212,374	1,273,112
Loss on early extinguishment of debt	17,751	—	199,658	—
Provision for (benefit from) income taxes	150	(11,268)	130,069	(7,384)
Depreciation and amortization	174,076	161,795	687,589	658,233

EBITDA	$408,611	$356,034	$1,634,000	$1,012,751

EBITDA Margin	75%	69%	76%	49%

Note:

Intelsat calculates a measure called EBITDA to assess the operating performance of Intelsat S.A. EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the Fixed Satellite Services (“FSS”) sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and financial analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019
Net loss	$(110,359)	$(114,359)	$(595,690)	$(911,210)
Add:
Interest expense, net	326,993	319,866	1,212,374	1,273,112
Loss on early extinguishment of debt	17,751	—	199,658	—
Provision for (benefit from) income taxes	150	(11,268)	130,069	(7,384)
Depreciation and amortization	174,076	161,795	687,589	658,233

EBITDA	408,611	356,034	1,634,000	1,012,751

Add:
Compensation and benefits(1)	2,181	2,974	6,824	13,189
Non-recurring and other non-cash items(2)	7,102	8,252	27,646	58,625
Satellite impairment loss (3)	—	—	—	381,565
Proportionate share from unconsolidated joint venture(4):
Interest expense, net	—	1,189	—	5,014
Depreciation and amortization	—	2,815	—	10,320

Adjusted EBITDA(5)(6)	$417,894	$371,264	$1,668,470	$1,481,464

Adjusted EBITDA margin	77%	72%	77%	72%

(1)	Reflects non-cash expenses incurred relating to our equity compensation plans.
(2)

Reflects certain non-recurring gains and losses and non-cash items, including the following: professional fees related to our liability, business strategy and tax management initiatives; costs associated with our C-band spectrum solution proposal; severance, retention and relocation payments; change in value of certain investments; certain foreign exchange gains and losses; and other various non-recurring expenses. These costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.

(3)	Reflects a non-cash impairment charge recorded in connection with the Intelsat 29e satellite loss.
(4)	Reflects adjustments related to our interest in Horizons-3 Satellite LLC (“Horizons 3”).
(5)

For the three months ended December 31, 2018 and 2019, Adjusted EBITDA included $25.1 million and $26.1 million, respectively, and for the years ended December 31, 2018 and 2019, Adjusted EBITDA included $100.6 million and $102.2 million, respectively of revenue relating to the significant financing component identified in customer contracts in accordance with the adoption of the Financial Accounting Standards Board Accounting Standards Codification, Revenue from Contracts with Customers (ASC 606). These impacts are not permitted to be reflected in the applicable consolidated and Adjusted EBITDA definitions under our debt agreements.

(6)

For the three months and year ended December 31, 2019, Intelsat S.A. Adjusted EBITDA reflected $4.9 million and $12.5 million, respectively, of Adjusted EBITDA attributable to Intelsat Horizons-3 LLC, its subsidiaries and its proportionate share of Horizons 3, with a nominal amount for the comparative periods in 2018. These entities are considered to be unrestricted subsidiaries under the definitions set forth in our applicable debt agreements.

Note:

Intelsat calculates a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31, 2018	December 31, 2019
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$485,120	$810,626
Restricted cash	22,037	20,238
Receivables, net of allowances of $28,542 in 2018 and $40,028 in 2019	271,393	255,722
Contract assets	45,034	47,721
Prepaid expenses and other current assets	24,075	39,230

Total current assets	847,659	1,173,537
Satellites and other property and equipment, net	5,511,702	4,702,063
Goodwill	2,620,627	2,620,627
Non-amortizable intangible assets	2,452,900	2,452,900
Amortizable intangible assets, net	311,103	276,752
Contract assets, net of current portion	96,108	74,109
Other assets	401,414	504,394

Total assets	$12,241,513	$11,804,382

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$108,101	$88,107
Taxes payable	5,679	6,402
Employee related liabilities	29,696	44,648
Accrued interest payable	284,649	308,657
Contract liabilities	137,746	137,706
Deferred satellite performance incentives	35,261	42,835
Other current liabilities	59,080	62,446

Total current liabilities	660,212	690,801
Long-term debt, net of current portion	14,028,352	14,465,483
Contract liabilities, net of current portion	1,131,319	1,113,450
Deferred satellite performance incentives, net of current portion	210,346	175,837
Deferred income taxes	82,488	55,171
Accrued retirement benefits	133,735	125,511
Other long-term liabilities	77,670	166,977
Shareholders’ deficit:
Common shares; nominal value $0.01 per share	1,380	1,411
Paid-in capital	2,551,471	2,565,696
Accumulated deficit	(6,606,426)	(7,503,830)
Accumulated other comprehensive loss	(43,430)	(63,135)

Total Intelsat S.A. shareholders’ deficit	(4,097,005)	(4,999,858)
Noncontrolling interest	14,396	11,010

Total liabilities and shareholders’ deficit	$12,241,513	$11,804,382

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(110,359)	$(114,359)	$(595,690)	$(911,210)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	174,075	161,795	687,589	658,233
Provision for (benefit from) doubtful accounts	(860)	3,761	(836)	17,190
Foreign currency transaction (gain) loss	(1,371)	(2,991)	6,736	2,128
Loss on disposal of assets	27	231	46	402
Satellite impairment loss	—	—	—	381,565
Share-based compensation	2,183	2,974	6,824	13,189
Deferred income taxes	(5,592)	(26,678)	79,160	(27,707)
Amortization of discount, premium, issuance costs and related costs	9,833	10,932	48,495	41,943
Loss on early extinguishment of debt	17,751	—	199,658	—
Amortization of actuarial loss and prior service credits for retirement benefits	418	(3,908)	3,823	(3,572)
Unrealized (gains) losses on derivative financial instruments	20,243	1,814	(15,093)	27,018
Unrealized net losses on investments and loans held-for-investment	—	7,313	408	39,695
Sales-type lease	—	—	—	7,064
Other non-cash items	1,709	(123)	1,178	(205)
Changes in operating assets and liabilities:
Receivables	(21,074)	2,708	(63,814)	(1,307)
Prepaid expenses, contract and other assets	209	23,220	3,708	15,664
Accounts payable and accrued liabilities	11,720	7,975	7,291	10,908
Accrued interest payable	81,693	25,084	21,442	24,008
Deferred revenue and contract liabilities	(18,806)	(1,032)	(39,763)	(18,368)
Accrued retirement benefits	(3,388)	1,392	(15,902)	(8,224)
Other long-term liabilities	11,548	(7,998)	8,913	(12,875)

Net cash provided by operating activities	169,959	92,110	344,173	255,539

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(79,719)	(27,553)	(255,696)	(229,818)
Purchase of investments and origination of loans held-for-investment	(4,000)	(51,327)	(19,000)	(70,751)
Capital contribution to unconsolidated affiliate (including capitalized interest)	(8,404)	(4,951)	(48,097)	(5,289)
Proceeds from insurance settlements	14,700	—	20,409	—
Other proceeds from satellites	11,250	5,625	18,750	13,125

Net cash used in investing activities	(66,173)	(78,206)	(283,634)	(292,733)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	705,250	—	4,585,875	400,000
Repayments of long-term debt	(954,650)	—	(4,782,451)	—
Debt issuance costs	(1,932)	—	(49,436)	(4,650)
Debt modification fees	(3,954)	—	(3,954)	—
Proceeds from stock issuance, net of issuance costs	—	—	224,250	—
Payment of premium on early extinguishment of debt	(14,242)	—	(33,890)	—
Principal payments on deferred satellite performance incentives	(6,698)	(7,043)	(25,488)	(28,034)
Dividends paid to noncontrolling interest	(2,174)	(941)	(8,825)	(5,771)
Proceeds from exercise of employee stock options	14	78	3,211	1,067
Other financing activities	—	—	385	298

Net cash provided by (used in) financing activities	(278,386)	(7,906)	(90,323)	362,910

Effect of exchange rate changes on cash, cash equivalents and restricted cash	457	232	(4,450)	(2,009)

Net change in cash, cash equivalents and restricted cash	(174,143)	6,230	(34,234)	323,707
Cash, cash equivalents, and restricted cash, beginning of period	681,300	824,634	541,391	507,157

Cash, cash equivalents, and restricted cash, end of period	$507,157	$830,864	$507,157	$830,864

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$194,959	$259,694	$1,052,885	$1,099,874
Income taxes paid, net of refunds	3,395	24,300	57,085	33,584
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$13,604	$4,298	$28,203	$8,123
Capitalization of deferred satellite performance incentives	—	29,382	28,161	29,382

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2018	Three months Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2019
Net cash provided by operating activities	$169,959	$92,110	$344,173	$255,539
Other proceeds from satellites from investing activities	11,250	5,625	18,750	13,125
Payments for satellites and other property and equipment (including capitalized interest)	(79,719)	(27,553)	(255,696)	(229,818)

Free cash flow from operations	$101,490	$70,182	$107,227	$38,846

Note:

Free cash flow from (used in) operations consists of net cash provided by (used in) operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest) from investing activities and other payments for satellites from financing activities. Free cash flow from (used in) operations is not a measurement of cash flow under U.S. GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by financial analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under U.S. GAAP, and free cash flow from (used in) operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

SUPPLEMENTARY TABLE

REVENUE BY CUSTOMER SET AND SERVICE TYPE

($ in thousands)

By Customer Set

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2019		Increase (Decrease)	Percentage change
Network Services	$202,015	37%	$200,198	39%	$(1,817)	(1)%
Media	231,142	43%	210,615	41%	(20,527)	(9)%
Government	97,736	18%	96,025	19%	(1,711)	(2)%
Other	11,878	2%	10,113	2%	(1,765)	(15)%

Total	$542,771		$516,951		$(25,820)	(5)%

By Service Type

	Three Months Ended December 31, 2018		Three Months Ended December 31, 2019		Increase (Decrease)	Percentage change
On-Network Revenues:
Transponder services	$390,317	72%	$357,609	69%	$(32,708)	(8)%
Managed services	96,463	18%	96,410	19%	(53)	—%
Channel	959	—%	523	—%	(436)	(45)%

Total on-network revenues	487,739	90%	454,542	88%	(33,197)	(7)%
Off-Network and Other Revenues:
Transponder, MSS and other off-network services	40,901	8%	48,898	9%	7,997	20%
Satellite-related services	14,131	3%	13,511	3%	(620)	(4)%

Total off-network and other revenues	55,032	10%	62,409	12%	7,377	13%

Total	$542,771		$516,951		$(25,820)	(5)%

INTELSAT S.A.

SUPPLEMENTARY TABLE

REVENUE BY CUSTOMER SET AND SERVICE TYPE

($ in thousands)

By Customer Set

	Year Ended December 31, 2018		Year Ended December 31, 2019		Increase (Decrease)	Percentage change
Network Services	$798,086	37%	$770,398	37%	$(27,688)	(3)%
Media	937,710	43%	882,953	43%	(54,757)	(6)%
Government	391,956	18%	378,284	18%	(13,672)	(3)%
Other	33,438	2%	29,830	1%	(3,608)	(11)%

Total	$2,161,190		$2,061,465		$(99,725)	(5)%

By Service Type

	Year Ended December 31, 2018		Year Ended December 31, 2019		Increase (Decrease)	Percentage change
On-Network Revenues:
Transponder services	$1,570,278	73%	$1,468,791	71%	$(101,487)	(6)%
Managed services	393,264	18%	374,026	18%	(19,238)	(5)%
Channel	4,250	—%	2,400	—%	(1,850)	(44)%

Total on-network revenues	1,967,792	91%	1,845,217	90%	(122,575)	(6)%
Off-Network and Other Revenues:
Transponder, MSS and other off-network services	150,186	7%	175,602	9%	25,416	17%
Satellite-related services	43,212	2%	40,646	2%	(2,566)	(6)%

Total off-network and other revenues	193,398	9%	216,248	10%	22,850	12%

Total	$2,161,190		$2,061,465		$(99,725)	(5)%